Exhibit 3.1
AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

LIMEADE, INC.
___________________________________________________________

ARTICLE 1
NAME

The name of the corporation is Limeade, Inc. (the “Corporation”).

ARTICLE 2
DURATION

The Corporation is organized under the Washington Business Corporation Act, as amended (the “Act”) and shall have perpetual existence.

ARTICLE 3
PURPOSE AND POWERS

The purpose and powers of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Act.

ARTICLE 4
CAPITAL STOCK

4.1 Authorized Capital. The amount of the total authorized capital stock of the Corporation is 1,000 shares of common stock, par value $0.001 per share. All such shares are classified as common stock.

4.2 Meetings of Shareholders. Meetings of shareholders may be held within or without the state of Washington, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Act) outside the State of Washington at such place or places as may be designated from time to time by the board or in the Bylaws.

4.3 Contracts with Interested Shareholders. Subject to the limitations set forth in the Act, the Corporation may enter into contracts and otherwise transact business as vendor, purchaser, lender, borrower, or otherwise with its shareholders and with corporations, associations, firms and entities in which they are or may be or become interested as directors, officers, shareholders, members or otherwise. Any such contract or transaction shall not be affected or invalidated or give rise to liability by reason of the shareholder’s having an interest in the contract or transaction.

ARTICLE 5
DIRECTORS

5.1 Number of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the board of directors. The total number of directors constituting the entire board shall be fixed from time to time by the board. Elections of directors need not be by written ballot unless the bylaws of the Corporation (the “Bylaws”) shall so provide.

5.2 Authority of Board of Directors to Amend Bylaws. In furtherance of and not in limitation of the power conferred by the Act, the board, acting by majority vote, is expressly authorized to adopt, amend or repeal the Bylaws.

5.3 No Cumulative Voting. The shareholders of the Corporation shall not be entitled to cumulative voting as to the election of any directors.

5.4 Contracts with Interested Directors. Subject to the limitations set forth in the Act, the Corporation may enter into contracts and otherwise transact business as vendor, purchaser, lender, borrower, or otherwise with its directors and with corporations, associations, firms and entities in which they are or may be or become interested as directors, officers, shareholders, members or otherwise. Any such contract or transaction shall not be affected or invalidated or give rise to liability by reason of the director’s having an interest in the contract or transaction.

5.5 Personal Liability of Directors. The personal liability of all the directors of the Corporation is hereby eliminated to the fullest extent allowed as provided by the Act.

5.6 Indemnification of Directors, Officers, Employees and Agents. The Corporation shall indemnify any individual made a party to a proceeding because that individual is or was a director of the Corporation and shall advance or reimburse the reasonable expenses incurred by the individual in advance of final disposition of the proceeding to the extent such limitation may be disregarded if authorized by the Articles of Incorporation, to the full extent and under all circumstances permitted by applicable law, without regard to the limitations in RCW 238.08.510 through 23B.08.550 and 23B.08.560(2) of the Business Corporation Act, or any other limitation that may hereafter be enacted. The Corporation shall, to the fullest extent legally permissible under the provisions of the Act, indemnify and hold harmless such other persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by such person in connection with any action, suit or other proceeding in which such person may be involved or with which such person may be threatened, or other matters referred to in or covered by said provisions both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation after the date hereof. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Bylaws or any agreement or resolution adopted by the board of directors or shareholders entitled to vote thereon after notice.

ARTICLE 6
REGISTERED AGENT

The Registered Office of the Corporation in the State of Washington is located at 711 Capitol Way South, Suite 204, Olympia, Washington 98501. The name of the Registered Agent at such address upon whom process against this Corporation may be service is C T Corporation System.

ARTICLE 7
NO PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of the Corporation.

ARTICLE 8
OTHER MATTERS

Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change, or repel any provisions contained in these Articles in any manner now or hereafter prescribed or permitted by statute. All rights of shareholders of the Corporation are subject to this reservation. A shareholder of the Corporation does not have a vested property right resulting from any provision of these Articles.